EXHIBIT 99.1
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Surgical Biologics, LLC:
Kennesaw, GA.
We have audited the accompanying balance sheets of Surgical Biologics, LLC (the Company) as of December 31, 2010 and 2009, and the related statements of operations and changes in members’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Surgical Biologics, LLC at December 31, 2010 and 2009 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
/s/ Cherry, Bekaert & Holland, L.L.P.
Cherry, Bekaert & Holland, L.L.P.
Atlanta, Georgia
March 14, 2011

SURGICAL BIOLOGICS, LLC
BALANCE SHEETS

	December 31,
	2010	2009
ASSETS

Current assets:
Cash and cash equivalents	$33,583	$8,304
Accounts receivable, net of allowance of $1,275 and $0, respectively	181,087	155,857
License receivable	340,000	150,000
Inventory, net	347,106	210,039
Prepaid expenses and other current assets	2,738	5,307

Total current assets	904,514	529,507

Property and equipment, net	72,866	73,170
Deposits and other long term assets	16,582	8,893

Total assets	$993,962	$611,570

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$196,101	$74,748
Deferred rent and customer deposits	36,533	—
Current portion of debt	62,590	62,749

Total current liabilities	295,224	137,497

Deferred rent — noncurrent	16,197	9,929
Debt, net of current portion	21,187	83,777
Line of Credit	99,000	—

Total liabilities	431,608	231,203

Commitments and contingencies (Note 8)	—	—

Members’ equity:
Total Members’ equity	562,354	380,367

Total liabilities and members’ equity	$993,962	$611,570

See Accompanying Notes to the Financial Statements

SURGICAL BIOLOGICS, LLC
STATEMENTS OF OPERATIONS AND CHANGES IN MEMBERS’ EQUITY

	Year Ended December 31,
	2010	2009

REVENUES:
Product revenue	$1,707,213	$1,555,767
Licensing revenue	500,000	—

Total revenues	2,207,213	1,555,767

OPERATING COSTS AND EXPENSES:
Cost of products sold	603,381	586,267
Research and development expenses	154,542	124,448
Selling, general and administrative expenses	1,256,780	672,208

INCOME FROM OPERATIONS	192,510	172,844

OTHER INCOME (EXPENSE), net
Interest (expense) income, net	(10,523)	(20,036)

NET INCOME	$181,987	$152,808

MEMBERS’ EQUITY, beginning of year	380,367	227,559

MEMBERS’ EQUITY, end of year	$562,354	$380,367

See Accompanying Notes to the Financial Statements

SURGICAL BIOLOGICS, LLC
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$181,987	$152,808
Adjustments to reconcile net income to net cash flows from operating activities:
Provision for bad debts	1,275	—
Depreciation	25,510	22,897
Non cash interest	—	13,860
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(26,505)	(49,369)
License receivable	(190,000)	—
Inventory	(137,067)	(181,972)
Prepaid expenses and other current assets	2,569	(3,557)
Deposits and other assets	(7,689)	—
Accounts payable and accrued expenses	121,353	52,035
Deferred rent and customer deposits	42,801	4,005

Net cash flows from operating activities	14,234	10,706

Cash flows from investing activities:
Purchases of equipment	(25,206)	(37,578)

Net cash flows from investing activities	(25,206)	(37,578)

Cash flows from financing activities:
Proceeds from notes	99,000	—
Repayments of notes payable	(62,749)	(33,334)

Net cash flows from financing activities	36,251	(33,334)

Net change in cash	25,279	(60,206)

Cash, beginning of year	8,304	68,510

Cash, end of year	$33,583	$8,304

Supplemental disclosure of cash flow information:
Cash paid for interest	$9,743	$6,176

See Accompanying Notes to the Financial Statements

SURGICAL BIOLOGICS, LLC
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009
1.	Business:
Description of Business and Organization:

Surgical Biologics, LLC (“The Company”) is a leader in the processing and distribution of technologically innovative bioimplants derived from human amniotic membrane for a variety of surgical indications. The Company has developed a patent pending process, Purion® which was specifically developed for the processing of human amniotic membrane to ensure that the process yields a safe and effective bioimplant. We process the tissue at our facility in Kennesaw, Georgia.

The Company was organized as a single member limited liability company in Georgia on January 20, 2006 with a single class of membership interest. On October 1, 2009, the Company became a multi-member LLC providing for two classes of membership interests. Class A and Class B Units are identical in all respects except (i) the holders of Class A Units shall have positive Capital account balances as of the Effective Date; (ii) the holders of Class A Units shall accrue an annual rate of return on unreturned Class A Capital of ten percent (10%) beginning on the later of the dates on which Capital Contributions for such Class A Units were initially contributed or the Effective Date; (iii) the respective initial Capital Account balances of the holders of Class B Units shall be zero (0); (iv) each class of Class B Unit is non-voting and is subject to a vesting schedule, and shall represent the right to participate (in the proportion that such Class B Unit bears to all outstanding units) in allocations of future profits and losses, including future gains or losses upon asset sales or exchanges calculated by allocating the Enterprise Value on the date of the issuance of such Class B Unit among the assets of the Company on that date in proportion to the values of such assets as determined by the Manager, in his sole discretion, and then treating such allocation of values as the Book Values of such assets for purposes of calculating gains from the sales or exchanges of such assets. As of December 31, 2010 and 2009, all Members’ Equity was allocated to Class A units.

2.	Significant accounting policies:
Basis of Presentation and Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Market Concentrations and Credit Risk:

Distribution — The Company’s principal concentration of risk is related to its limited distribution channels. Two customers accounted for more than 10% of revenues in 2010 and 2009. For the year ended December 31, 2010, one customer represented approximately 50% and another customer represented approximately 37% of total revenue. For the year ended December 31, 2009, the amount of revenue derived from one customer represented 79%, and another customer represented 11% of total revenue.

The Company’s accounts receivable are derived from customers primarily located in the United States of America. Three customers accounted for 98% of the total accounts receivable as of December 31, 2010. One customer was approximately 50%, a second customer was approximately 30% and a third customer was approximately 18%. As of December 31, 2009, three customers accounted for 96% of total accounts receivable. One customer was approximately 61%, a second customer was approximately 19% and a third customer was approximately 16% of total accounts receivable.

Tissue Supply — The Company’s operations are dependent upon the availability of tissue from human donors. For the majority of the tissue recoveries, the Company relies upon donations from patients with scheduled caesarian section births. The Company works with various physician practices to educate patients on the benefits of donation. Any interruption in the supply of tissue could have a material adverse effect on the Company’s operations.

Revenue Recognition:

Revenues are generally recognized for tissue processing services when services are completed and tissue is shipped to the customer, and there are no further performance obligations. The Company assesses the likelihood of collection based on a number of factors, including past transaction history with the customer and credit-worthiness of the customer.

On a limited basis, the Company sells licenses which allow the holder certain exclusive distribution rights for our products. Those rights are generally for products used in specified medical procedures. These license agreements also contain discounted pricing for the related products. Licenses may include a limited term which is renewable or may be associated with a related patent term. We apply the provisions of Staff Accounting Bulletin, Topic 13: Revenue Recognition, and Accounting Standards Codification Section 605-25: Revenue Recognition, Multiple Element Arrangements (formerly Emerging Issues Task Force No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables). As part of our revenue recognition process, we evaluate the contractual terms, including an analysis of a) multiple elements, b) a determination if those elements represent separate units of accounting and c) if a fair value can be established for each separate unit of accounting.

Cash and cash equivalents:

The Company places its cash and cash equivalents on deposit with financial institutions in the United States. In October and November 2008 the Federal Deposit Insurance Corporation (FDIC) temporarily increased coverage to $250,000 for substantially all depository accounts and temporarily provides unlimited coverage for certain qualifying and participating non-interest bearing transaction accounts. The increased coverage is scheduled to expire on December 31, 2013, at which time it is anticipated amounts insured by the FDIC will return to $100,000.

Cash and cash equivalents include all highly liquid investments with an original maturity of ninety days or less when purchased. The Company had no cash equivalents at December 31, 2010 or 2009.
Accounts Receivable:
Accounts receivable represent amounts due from customers for which revenue has been recognized. Normal terms on trade accounts receivable are net 30 days.

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing receivables. The Company determines the allowance based on factors such as historical collection experience, customer’s current creditworthiness, customer concentration, age of accounts receivable balance and general economic conditions that may affect the customer’s ability to pay. Actual customer collections could differ from estimates.

Shipping and Handling
Outbound shipping related costs are included in cost of sales.
Inventory:

Implantable donor tissue inventories are stated at the lower of cost or market, with cost determined using the first-in, first-out (FIFO) method. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a build-up in the stage of completion using estimated labor inputs for each stage, and historical yields reduced by estimated usage for quality control testing. Inventory writedowns are recorded for unprocessed donor tissue based on the estimated amount of inventory that will not pass the quality control process based upon historical data, and the amount of inventory that is not readily distributable or unusable. In addition, provisions for inventory writedowns are estimated for tissue in process inventory that is not readily distributable or unusable. Any implantable donor tissue deemed to be obsolete is included in the writedown at the time the determination is made. Idle facility expense, excessive spoilage, extra freight and rehandling costs are expensed as incurred and are not capitalized into inventory. Allocation of fixed production overhead is allocated based upon normal capacity of the production facilities.

Furniture, fixtures and equipment:
Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, principally five to seven years.
Impairment of long-lived assets:

The Company evaluates the recoverability of its long-lived assets (finite lived intangible assets and property and equipment) whenever adverse events or changes in business climate indicate that the expected undiscounted future cash flows from the related assets may be less than previously anticipated. If the net book value of the related assets exceeds the expected undiscounted future cash flows of the assets, the carrying amount would be reduced to the present value of their expected future cash flows and an impairment loss would be recognized. There have been no impairment losses for the years ended December 31, 2010 and 2009.

Research and development costs:
Research and development costs consist of direct and indirect costs associated with the development of the Company’s technologies. These costs are expensed as incurred.
Income taxes:

The Company, with the consent of its members, has elected under the Internal Revenue Code to be taxed essentially as a partnership. In lieu of corporation federal income taxes, the members of a Partnership are taxed on their proportionate share of the Company’s taxable income. Management has evaluated the effect of the guidance provided by U S Generally Accepted Accounting Principles on Accounting for Uncertainty in Income Taxes and has determined that the Company had no uncertain income tax positions that could have a significant effect on the financial statements for December 31, 2010 and 2009.

The Company operated as a Limited Liability Company since inception and as such the individual owners are responsible for their portion of any tax liabilities. The Company did not record any deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases.

Fair value of financial instruments:
The carrying value of accounts payable, accrued expenses and short term debt approximate their fair value due to the short-term nature of these liabilities.
Recently issued accounting pronouncements:

In October 2009, the FASB issued Accounting Standards Update No. 2009-13 (“ASU 2009-13”), which addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the adoption of this standard to have any effect on its financial statements until or unless it enters into agreements covered by this standard.

3.	Inventory:
Inventory consisted of the following:

	December 31,
	2010	2009

Production materials and supplies	$36,919	$42,874

Work in process	147,657	76,300

Finished goods	184,538	101,677

	369,114	220,851

Reserve for obsolescence	(22,008)	(10,812)

	$347,106	$210,039

4.	Property and Equipment:
Property and equipment consisted of the following at:

	December 31,
	2010	2009

Furniture and fixtures	$19,265	$16,513

Equipment	113,749	91,295

Software	16,954	16,954

	149,968	124,762

Less accumulated depreciation	(77,102)	(51,592)

	$72,866	$73,170

Depreciation expense totaled $25,510 and $22,897 in 2010 and 2009, respectively.

5.	Debt:
The Company’s debt obligations at December 31, 2010 and 2009 were as follows:

	2010	2009
Notes payable dated November 1, 2006 to two related individuals. Original principal of $50,000 for each note. Each Notes term is five years and bears interest at 7% per year. Interest only payments for first two years of the notes and thereafter annual principal payments $16,667.	$33,334	$66,666

Promissory Note payable to a Member for $66,000 dated December 6, 2008. The note had an original term of 6 months, and an interest rate of 10.0%. On June 6, 2009, the terms of the promissory note were extended by mutual agreement to a 39 month promissory note due August 2012 bearing interest at 10% per year. Annual principal payments are $29,256 in 2011 and $21,187 in 2012.	50,443	79,860

Commercial Line of credit dated February 26, 2010 with SunTrust Bank. Initial borrowing is an open end revolving credit facility for 2 years and provides for maximum borrowings of $100,000 at an initial variable interest rate equal to the Wall Street Journal Prime Index plus 2.25%. Effective as of February 26, 2012, the revolver balance will convert to a five year note payable maturing February 28, 2017 bearing fixed interest based on the Wall Street Journal Prime Index plus 2.25% and requires monthly principal and interest payments. Substantially all of the Company’s assets are pledged as collateral for the Note, and the Note was personally guaranteed by a Company Officer.
	99,000	—

Total	182,777	146,526

Current portion	(62,590)	(62,749)

Non-current portion	$120,187	$83,777

6.	401k Plan

The Company has a 401(k) plan (the “Plan”) covering employees who have attained 21 years of age and have completed 3 months of service. Under the Plan, participants may defer up to 100% of their eligible wages to a maximum of $16,500 per year (annual limit for 2010). Employees age 50 or over in 2010 may make additional pre-tax contributions up to $5,000 above and beyond normal plan and legal limits. The Company has elected not to match employee contributions.

7.	Related party transactions:
Related party expense:
Related parties were determined to be stockholders, officers and employees of the companies listed below:
•	On Ramp Capital Investments, LLC majority owned by a company officer

•	Membrane Products Holdings, LLC ownership comprised of 2 company employees and 3 other individuals (not related parties)

•	Relatives of company President

The transactions involving the aforementioned related parties were as follows:
•
On October 1, 2009 the ownership structure of Surgical Biologics, LLC was changed from OnRamp Capital Investments, LLC owning 100% of Surgical Biologics, LLC to owning 74% and Membrane Products Holdings, LLC owning 26% of the Company.

•	On January 1, 2010 the ownership structure of Surgical Biologics, LLC was further changed to OnRamp Capital, LLC owning 71% and Membrane Products owning 29% of the Company.

•	Debt related payments of $19,755 in 2009 and $18,578 in 2010 to family members of company President related to Notes Payable.

•	The Company made consultant payments to OnRamp Capital Investments, LLC totaling $247,000 and $162,000 in 2010 and 2009, respectively.
8.	Commitments and Contingencies:
Litigation

We are periodically involved in litigation in the ordinary course of our business involving claims regarding product liability, property damage, personal injury, contracts, employment and worker’s compensation. We do not believe that there are any such pending or threatened legal proceedings, including ordinary litigation incidental to the conduct of our business and the ownership of our properties that, if adversely determined, would have a material adverse effect on our business, financial condition, results of operations or liquidity.

The Company signed a settlement agreement in August 2010 with Ocular Systems, Inc. for $95,500. Under the terms of the settlement, the Company is paying the settlement over a period of ten months, and began making the payments in September 2010. As of December 31, 2010, $47,750 was accrued and included in accounts payable and accrued expenses on the balance sheet.

Leases and Commitments
The table below sets forth our known contractual obligations as of December 31, 2010:
Lease Commitments—The Company leases office space under a non-cancelable operating lease expiring in 2013, with renewal options.
Commitments for minimum rentals under non-cancellable leases and debt obligations as of December 31, 2010 were as follows:

Year	Debt	Operating Leases

2011	$62,590	$175,940
2012	120,187	216,855
2013	—	155,946

Total	$182,777	$548,741

Rent expense on all operating leases for the years ended December 31, 2010 and 2009 was $166,976 and $143,118, respectively.
9.	Subsequent Events:

On December 21, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MiMedx Group, Inc. (“MiMedx”), a publically traded company (OTC:BB MDXG) headquartered in Marietta, Georgia, whose primary business is an integrated developer, manufacturer and marketer of patent protected biomaterial-based products. Pursuant to the Merger Agreement, the Company will sell all of the outstanding interests in the Company to MiMedx. Following the closing, the Company will operate as a wholly owned subsidiary of MiMedx. The transaction closed January 5, 2011.

The Merger Agreement provides, among other things, for initial merger consideration consisting of MiMedx common stock, debt and cash as follows:
•	$5,250,000 of MiMedx common stock (valued at $1 per share); plus
•
$500,000 in cash (subject to adjustment for any shortfall in the Company’s working capital from the agreed amount, the Company’s debt in excess of the amount agreed to be assumed and the Company’s transaction costs); plus

•
Convertible Secured Promissory Notes in the aggregate principal sum of $1,250,000, which will bear interest at the annual rate of 4% and will be payable in full 18 months after Closing, subject to certain offset rights in favor of MiMedx. The Notes may be prepaid at any time without penalty on 30 days’ written notice to the holders. The Notes will be secured by a first lien security interest in the intellectual property (consisting of patents, patent applications and trade secrets) acquired from the Company in the transaction. No other intellectual property or assets of MiMedx will be pledged to secure the Notes. The Notes will be convertible at any time at the option of the holder into shares of MiMedx common stock at a conversion price equal to $1 per share (the “Conversion Price”). The Notes will be convertible at the option of MiMedx if the closing trading price of MiMedx common stock equals or exceeds 175% of the Conversion Price ($1.75) for any 20 consecutive trading days; plus

•	Debt assumed in the transaction of approximately $241,000.
In addition, the Merger Agreement provides for contingent consideration payable in MiMedx Common Stock as follows:
•
An amount equal to 60% of the excess of MiMedx’s gross revenues (net of returns and allowances) (“Gross Revenues”) in calendar year 2011 from sales of all of the Company’s products over the Company’s Gross Revenues from sales of such products in calendar year 2010. For purposes of the calculation (i) Gross Revenues are reduced or increased to the extent the 2011 cost of goods sold for the Company’s current product line exceeds or is less than certain agreed parameters, and (ii) Gross Revenues from any new product that incorporates both a placenta derived tissue product of the Company and a proprietary product or process of MiMedx are reduced by 50%. The contingent payment is reduced by the cost of any required FDA clearances or approvals for the sale of the Company’s current product line.

•
An amount equal to 30% of the excess of MiMedx’ Gross Revenues in calendar year 2012 from sales of all of the Company’s products over the Company’s Gross Revenues from sales of such products in calendar year 2011. For purposes of the calculation, (i) Gross Revenues are reduced or increased to the extent the 2012 cost of goods sold for the Company’s current product line exceeds or is less than certain agreed parameters and (ii) Gross Revenues from any new product that incorporates both a placenta derived tissue product of the Company and a proprietary product or process of MiMedx are reduced by 50%. The contingent payment is reduced by the cost of any required FDA clearances or approvals for the sale of the Company’s current product line.

•
For purposes of the contingent consideration, MiMedx shares are valued at the average closing trading price of MiMedx common stock for the 20 consecutive trading days immediately preceding the date that is one day prior to the date MiMedx’ Form 10-K is filed with the SEC for the applicable year. Contingent consideration is payable 30 days after MiMedx files its Form 10-K for the applicable year.

In addition, the Merger Agreement provides for certain indemnification protections for MiMedx, secured by the deposit into escrow of 525,000 shares of MiMedx common stock for a two year period, and offset rights against fifty percent (50%) of the principal amount of the Convertible Secured Promissory Note and all of the contingent payments. The limitation period for indemnity claims is generally two (2) years with certain exceptions.